SUN LIFE INSURANCE AND ANNUITY COMPANY

OF NEW YORK

Flexible Premium Variable Universal Life Insurance Policy

Insured [John Doe]

Policy Number [V00#00001]

This Policy is a legal contract in which We, Sun Life Life Insurance and Annuity Company of New

York, promise to provide the kind of insurance

described below. Upon death of the Insured,

We agree to pay the Beneficiary such amounts as then become due and payable. Until that time, We agree to provide You, as Owner, the other rights and

benefits of the Policy. These rights and benefits are subject to the provisions on the pages which follow.

Signed at Wellesley Hills, Massachusetts, on the Issue Date.

[Robert C. Salipante], President

[Ellen B. King], Secretary

The amount of the Death Benefit or the duration of the Death Benefit may increase or decrease to reflect the investment experience of the Variable Account, as described in Section 8.

The Account Value in each Sub-Account of the Variable Account may increase or decrease in accordance with the investment experience of that Sub-Account of the Variable Account. There is no minimum guaranteed Account Value for amounts in the Sub-Accounts of the Variable Account.

Upon receipt of Due Proof , the Policy Proceeds are payable at the death of the Insured and while this Policy is in force. Please see Section 8.

This Policy does not participate in dividends.

Flexible Premiums are payable during the lifetime of the Insured prior to Maturity and while the Policy is inforce. See Section [7].

RIGHT TO RETURN POLICY.

Please read Your Policy carefully. If You are not satisfied with it, You may return it by delivering or mailing it to Us at One Sun Life Executive Park, Attn: Corporate Markets, Wellesley Hills, Massachusetts 02481, or to the sales representative through whom You purchased the Policy within 10 days from the date of receipt (the "Free Look Period"). The Policy will then be deemed void as though it had never been applied for. You will receive a refund equal to the sum of premiums paid.

TABLE OF CONTENTS

1. POLICY SPECIFICATIONS *

2. TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATESPER $1,000 OF NET AMOUNT AT RISK FOR SPECIFIED FACE AMOUNT AND APB *

3. DEFINITIONS *

4. GENERAL PROVISIONS *

Entire Contract *

Alteration *

Modification *

Assignments *

Nonparticipating *

Misstatement of Age or Sex *

Suicide *

Incontestability *

Report to Owner *

Illustrations *

Important Notice About this Policy After Age 100 *

Claims of Creditors *

5. RIGHTS OF OWNERS AND BENEFICIARIES *

Rights of Owner *

Procedure *

Rights of Beneficiary *

6. THE VARIABLE ACCOUNT *

Sub-Accounts *

Addition, Deletion or Substitution of Investments *

Transfers Between Sub-Accounts *

7. PREMIUMS *

Planned Periodic Premiums *

Premium *

Net Premiums *

Allocation of Net Premium *

Modified Endowment Contract *

8. DEATH BENEFIT *

Death Benefit Compliance Test *

Death Benefit and Death Benefit Option *

Changes in Specified Face Amount and APB *

Decreases in Specified Face Amount and APB *

Increases in Specified Face Amount And APB *

Changes in the Death Benefit Option *

9. ACCOUNT VALUE *

Account Value *

Account Value in the Sub-Accounts *

Net Investment Factor *

Loan Account *

Daily Risk Percentage *

Monthly Expense Charge *

Monthly Cost of Insurance *

Monthly Cost of Insurance Rates *

Basis of Computation *

Insufficient Value *

Grace Period *

Splitting Units *

Account Value after Attained Age 100 *

10. POLICY BENEFITS *

Benefits at Death *

Cash Surrender Value *

Surrender *

Partial Surrender *

Allocation of Partial Surrender *

Policy Loan *

Deferral of Payment *

Termination *

Reinstatement *

RIDERS AND ENDORSEMENTS *

APPLICATION *

1. POLICY SPECIFICATIONS

Insured [John Doe]

Policy Number [V00#00001]

Office [ABC Insurance Agency]

Issue Age, Sex [35] [Male]

Class [Preferred] - [Guaranteed Issue]

Specified Face Amount [$100,000]

Additional Protection Benefit (APB) Face Amount [$00,000]

Total Face Amount [$100,000]

Minimum Specified Face Amount [$5,000]

Minimum Total Face Amount [$50,000]

Minimum Premium [$990]

Planned Periodic Premium [$1,400]

Billing Period [Annual]

Issue Date [January 1, 2004]

Currency United States Dollars

Owner [XYZ Corporation]

Beneficiary Beneficiary [As stated in the Application unless subsequently changed]

Death Benefit Option [Option A: Specified Face Amount]

Death Benefit Compliance Test [Guideline Premium]

Variable Account

Name [J]

Securities & Exchange Commission Registration [Unit Investment Trust]

THE PLANNED PERIODIC PREMIUM SHOWN ABOVE MAY BE INSUFFICIENT TO CONTINUE COVERAGE FOR THE LIFETIME OF THE INSURED. THE PERIOD FOR WHICH THIS POLICY WILL REMAIN IN FORCE DEPENDS ON THE AMOUNT AND TIMING OF PREMIUMS PAID, DEDUCTIONS FOR BENEFITS AND RIDERS, CHANGES IN THE SPECIFIED FACE AMOUNT OR IN ANY ADDITIONAL PROTECTION BENEFIT FACE AMOUNT, CHANGE IN THE DEATH BENEFIT OPTION, INTEREST RATE CREDITED ON THE FIXED ACCOUNT, SUB-ACCOUNT PERFORMANCE, POLICY LOANS, PARTIAL SURRENDERS AND FEES. ADDITIONAL AMOUNTS, EITHER EXCESS INTEREST OR REDUCED CHARGES, WHICH WE MAY EMPLOY ARE NOT GUARANTEED. WE RESERVE THE RIGHT TO CHANGE SAID AMOUNTS WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE ACCOUNT VALUES MAY BE LESS THAN THOSE ILLUSTRATED.

1. POLICY SPECIFICATIONS (CONTINUED)

[John Doe] [V00#00001]

Expense Charges Applied to Premium

Premium Tax 4.0% in all Policy years

DAC Tax 1.25% in all Policy years

Sales Load

Policy Years 1 through 7

On Premium paid during the Policy Year up to and including Target 8.75%

On Premium paid during the Policy Year in excess of Target 2.25%

Policy Years 8 and after on all Premium 0%

Sales Load Refund at Surrender

Policy Years 1 through 3

On Premium paid during the Policy Year up to and including Target 8.75%

On Premium paid during the Policy Year in excess of Target 2.25%

Policy Years 4 and after on all Premium 0%

Target Premium $3,965

Monthly Expense Charge in All Months $13.75

Mortality and Expense Risk Percentage 0.90%

Daily Risk Percentage 0.0024548%

Policy Loan Interest Rate (payable in arrears) 5% annually during Policy years 1-10

4.25% annually in Policy years 11 and after

Interest Credited on Loan Account 4% annually

-------------------------------------------------------------------------------------------------------------------------

Supplemental Benefits and Changes

Type Effective Date of Coverage Face Amount

---------------------------------------------------------------------------------------------------------------------------

1. POLICY SPECIFICATIONS (CONTINUED)

[John Doe] [V00#00001]

Net Premium Allocation Percentages (as of Month Day, Year)

AIM Variable Insurance Funds

Sub-Account - AIM V.I. Capital Appreciation Fund (Series I)

Sub-Account - AIM V.I. Core Equity Fund (Series I)

Sub-Account - AIM V.I. Dynamics Fund (Series I)

Sub-Account - AIM V.I. International Growth Fund (Series I)

Sub-Account - AIM V.I. Small Cap Core Equity Fund (Series I)

AllianceBernstein Variable Products Series Fund, Inc.

Sub-Account - AllianceBernstein VP Global Technology Portfolio (Class B)

Sub-Account - AllianceBernstein VP Growth and Income Portfolio (Class B)

Sub-Account - AllianceBernstein VP International Growth Portfolio (Class B)

Sub-Account - AllianceBernstein VP Small Cap Growth Portfolio (Class B)

Delaware Variable Insurance Products Trust

Sub-Account - Delaware VIP Growth Opportunities Series (Standard Class)

Sub-Account - Delaware VIP Small Cap Value Series (Standard Class)

Sub-Account - Delaware VIP Trend Series (Standard Class)

Dreyfus Stock Index Fund, Inc.

Sub-Account - Dreyfus Stock Index Fund, Inc. (Initial Shares)

Dreyfus Variable Investment Portfolios

Sub-Account - Dreyfus MidCap Stock Portfolio (Initial Shares)

DWS Investment VIT Funds

Sub-Account - DWS Small Cap Index VIP (Class B)

Fidelity Variable Insurance Products Funds

Sub-Account - FidelityVIP Contrafund® Portfolio (Initial Class)

Sub-Account - Fidelity VIP Growth Portfolio (Initial Class)

Sub-Account - Fidelity VIP Overseas Portfolio (Initial Class)

Franklin Templeton Variable Insurance Products Trust

Sub-Account - Templeton Foreign Securities Fund (Class 2)

Sub-Account - Templeton Growth Securities Fund (Class 2)

Goldman Sachs Variable Insurance Trust

Sub-Account - Goldman Sachs VIT Capital Growth Fund

Sub-Account - Goldman Sachs VIT Structured U.S. Equity Fund

Lord Abbett Series Fund, Inc.

Sub-Account - Lord Abbett Series Fund - Growth and Income Portfolio (Class VC)

Sub-Account - Lord Abbett Series Fund - International Portfolio (Class VC)

Sub-Account - Lord Abbett Series Fund - Mid-Cap Value Portfolio (Class VC)

MFS/Sun Life Series Trust

Sub-Account - MFS/Sun Life Bond Series (Service Class)

Sub-Account - MFS/Sun Life Capital Appreciate Series (Service Class)

Sub-Account - MFS/Sun Life Capital Opportunities Series (Service Class)

1. POLICY SPECIFICATIONS (CONTINUED)

[John Doe] [V00#00001]

Sub-Account - MFS/Sun Life Emerging Growth Series (Service Class)

Sub-Account - MFS/Sun Life Government Securities Series (Service Class)

Sub-Account - MFS/Sun Life High Yield Series (Service Class)

Sub-Account - MFS/Sun Life International Growth Series (Service Class)

Sub-Account - MFS/Sun Life Investors Growth Stock Series (Service Class)

Sub-Account - MFS/Sun Life Massachusetts Investors Trust Series (Service Class)

Sub-Account - MFS/Sun Life Mid Cap Growth Series (Service Class)

Sub-Account - MFS/Sun Life New Discovery Series (Service Class)

Sub-Account - MFS/Sun Life Research Series (Service Class)

Sub-Account - MFS/Sun Life Strategic Growth Series (Service Class)

Sub-Account - MFS/Sun Life Total Return Series (Service Class)

Sub-Account - MFS/Sun Life Utilities Series (Service Class)

Sub-Account - MFS/Sun Life Value Series (Service Class)

Neuberger Berman Advisers Management Trust

Sub-Account - Neuberger Berman AMT Regency Portfolio (Class 1)

Oppenheimer Variable Account Funds

Sub-Account - Oppenheimer Capital Appreciation Fund/ VA (Non-Service Shares)

PIMCO Variable Insurance Trust

Sub-Account - PIMCO VIT Emerging Markers Bond Portfolio (Adm Class)

Sub-Account - PIMCO VIT High Yield Portfolio (Adm Class)

Sub-Account - PIMCO VIT Low Duration Portfolio (Adm Class)

Sub-Account - PIMCO VIT Real Return Portfolio (Adm Class)

Sub-Account - PIMCO VIT Total Return Portfolio (Adm Class)

Rydex Variable Trust

Sub-Account - Rydex VT Nova Fund

Sub-Account - Rydex VT OTC Fund

Sun Capital Advisers TrustSM

Sub-Account - Sun Capital All Cap Fund

Sub-Account - Sun Capital Investment Grade Bond Fund (Initial Class)

Sub-Account - Sun Capital Money Market Fund (Initial Class)

Sub-Account - Sun Capital Real Estate Fund (Initial Class)

Sub-Account - SC Davis Venture Value Fund

Sub-Account - SC Oppenheimer Main Street Small Cap Fund

Sub-Account - SC Blue Chip Mid Cap Fund

T. Rowe Price Equity Series, Inc.

Sub-Account - T. Rowe Price Equity Income Portfolio

1. POLICY SPECIFICATIONS (CONTINUED)

[John Doe] [V00#00001]

Table of Death Benefit Percentages
		Applicable Percentage
Age	Males	Females	Age	Males	Females
20	652.075903%	778.151619%	60	191.114633%	220.052229%
21	633.349847%	753.355710%	61	186.314604%	213.870352%
22	614.980318%	729.257794%	62	181.716404%	207.892160%
23	596.880405%	705.839936%	63	177.319861%	202.133920%
24	579.037186%	683.084932%	64	173.125605%	196.616702%
25	561.442372%	661.013110%	65	169.129843%	191.342626%
26	544.091902%	639.567673%	66	165.325349%	186.299855%
27	527.030221%	618.765282%	67	161.698196%	181.469516%
28	510.315466%	598.585650%	68	158.235179%	176.826489%
29	493.974353%	579.037153%	69	154.922717%	172.342815%
30	478.045863%	560.096664%	70	151.752596%	168.008822%
31	462.542456%	541.766338%	71	148.725025%	163.826709%
32	447.503399%	524.021568%	72	145.843512%	159.808480%
33	432.913214%	506.839289%	73	143.115169%	155.973072%
34	418.797333%	490.197881%	74	140.547964%	152.337523%
35	405.147332%	474.130357%	75	138.141711%	148.909180%
36	391.964646%	458.591987%	76	135.888518%	145.683184%
37	379.246566%	443.620611%	77	133.774563%	142.647010%
38	366.996881%	429.212365%	78	131.782145%	139.781891%
39	355.205087%	415.359271%	79	129.891441%	137.068672%
40	343.867177%	402.062080%	80	128.089931%	134.495051%
41	332.967790%	389.304801%	81	126.374030%	132.057984%
42	322.505054%	377.069641%	82	124.745292%	129.760103%
43	312.446328%	365.327872%	83	123.211875%	127.607672%
44	302.786890%	354.034209%	84	121.782951%	125.606945%
45	293.501734%	343.165729%	85	120.459001%	123.754142%
46	284.583384%	332.700548%	86	119.233244%	122.039128%
47	276.007451%	322.610502%	87	118.092479%	120.447528%
48	267.760364%	312.876821%	88	117.020623%	118.962426%
49	259.823815%	303.493913%	89	115.999109%	117.565137%
50	252.191767%	294.448321%	90	115.007413%	116.235810%
51	244.848953%	285.731601%	91	114.023111%	114.953081%
52	237.799987%	277.328936%	92	113.020611%	113.693106%
53	231.038850%	269.234772%	93	111.970831%	112.429309%
54	224.562972%	261.450048%	94	110.840005%	111.131782%
55	218.369381%	253.952530%	95	109.606420%	109.774949%
56	212.442484%	246.725338%	96	108.264878%	108.349379%
57	206.771079%	239.745561%	97	106.838384%	106.872273%
58	201.334733%	232.986303%	98	105.386317%	105.395066%
59	196.119909%	226.424182%	99	104.000000%	104.000000%

2. TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF NET AMOUNT AT RISK FOR SPECIFIED FACE AMOUNT AND APB

		Monthly Rates
Age	Males	Females	Age	Males	Females
20	0.15836	0.08751	60	1.34180	0.78979
21	0.15919	0.08917	61	1.46381	0.84488
22	0.15752	0.09084	62	1.60173	0.91417
23	0.15502	0.09251	63	1.75809	1.00267
24	0.15169	0.09501	64	1.93206	1.10539
25	0.14752	0.09668	65	2.12283	1.21731
26	0.14419	0.09918	66	2.32623	1.33511
27	0.14252	0.10168	67	2.54312	1.45461
28	0.14169	0.10501	68	2.77350	1.57247
29	0.14252	0.10835	69	3.02328	1.69955
30	0.14419	0.11251	70	3.30338	1.84590
31	0.14836	0.11668	71	3.62140	2.02325
32	0.15252	0.12085	72	3.98666	2.24419
33	0.15919	0.12502	73	4.40599	2.51548
34	0.16669	0.13168	74	4.87280	2.83552
35	0.17586	0.13752	75	5.37793	3.19685
36	0.18670	0.14669	76	5.91225	3.59370
37	0.20004	0.15752	77	6.46824	4.01942
38	0.21505	0.17003	78	7.04089	4.47410
39	0.23255	0.18503	79	7.64551	4.97042
40	0.25173	0.20171	80	8.30507	5.52957
41	0.27424	0.22005	81	9.03761	6.17118
42	0.29675	0.23922	82	9.86724	6.91414
43	0.32260	0.25757	83	10.80381	7.77075
44	0.34929	0.27674	84	11.82571	8.72632
45	0.37931	0.29675	85	12.91039	9.76952
46	0.41017	0.31677	86	14.03509	10.89151
47	0.44353	0.33761	87	15.18978	12.08770
48	0.47856	0.36096	88	16.36948	13.35774
49	0.51777	0.38598	89	17.57781	14.70820
50	0.55948	0.41350	90	18.82881	16.15259
51	0.60870	0.44270	91	20.14619	17.71416
52	0.66377	0.47523	92	21.57655	19.43814
53	0.72636	0.51276	93	23.20196	21.40786
54	0.79730	0.55114	94	25.28174	23.83051
55	0.87326	0.59118	95	28.27411	27.16158
56	0.95591	0.63123	96	33.10677	32.32378
57	1.04192	0.66961	97	41.68475	41.21204
58	1.13378	0.70633	98	58.01259	57.81394
59	1.23235	0.74556	99	83.33333	83.33333

3. DEFINITIONS

Account Value: The sum of the amounts in each Sub-Account of the Variable Account with respect to the Policy, and the amount of the Loan Account.

Additional Protection Benefit Face Amount: The amount of additional life insurance coverage. See Section 1.

Anniversary: The same day in each succeeding year as the day of the year corresponding to the Issue Date.

Application: Your application for this Policy, a copy of which is attached hereto and incorporated herein.

Attained Age: The Insured's Issue Age plus the number of completed Policy Years.

Beneficiary: The person or entity entitled to receive the Policy Proceeds as they become due at death.

Business Day: Any day that We are open for business.

Cash Surrender Value: The Account Value decreased by the balance of any outstanding Policy Debt, increased by the Sales Load Refund at Surrender, if any.

Class: The risk, underwriting and substandard table rating, if any, classification of the Insured, as specified in Section 1.

Company: Sun Life Insurance and Annuity Company of New York.

Daily Risk Percentage: The daily rate for deduction of the mortality and expense risk charge as specified in Section 1.

Due Proof: Such evidence as We may reasonably require in order to establish that Policy Proceeds are due and payable.

Effective Date of Coverage: Initially, the Investment Start Date; with respect to any increase in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

Expense Charges Applied to Premium: The expense charges applied to Premium, consisting of the charges for premium tax, the Federal deferred acquisition cost ("DAC") tax, and the sales load as specified in Section 1.

Fund: A mutual fund in which a Sub-Account invests.

General Account: The assets held by Us, other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

Insured: The person on whose life this Policy is issued.

Investment Start Date: The date the first Premium is applied, which will be the later of the Issue Date, the Business Day We approve the application for this Policy, or the Business Day We receive a Premium equal to or in excess of the Minimum Premium.

Issue Age: The Insured's age as of the Insured's birthday nearest the Issue Date.

Issue Date: The date specified as such in Section 1, from which Anniversaries, Policy Years, and Policy Months are measured.

Loan Account: An account established for this Policy, the value of which is the principal amount of any outstanding loan against this Policy, plus credited interest thereon.

Minimum Premium: The Premium amount specified as such in Section 1.

Monthly Anniversary Day: The same day in each succeeding month as the day of the month corresponding to the Issue Date.

Monthly Cost of Insurance: A deduction made on a monthly basis for the insurance coverage provided by this Policy, as specified in Section 9.

Monthly Expense Charge: A per Policy deduction made on a monthly basis for administration and other expenses as specified in Section 1.

Mortality and Expense Risk Percentage: The annual percentage rate deducted from the Account Value in the Sub-Accounts for the mortality and expense risk charge as specified in Section 1. This annual rate is converted to a daily rate, the Daily Risk Percentage, and deducted from the Account Value on a daily basis.

Net Premium: The amount You pay as the Premium less the Expense Charges Applied to Premium.

Our Principal Office: Sun Life Insurance and Annuity Company of New York (Attn: Corporate Markets), One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02481, or such other address as We may hereafter specify to You by written notice.

Owner: The person, persons or entity entitled to the ownership rights stated in this Policy while the Insured is alive.

Partial Surrender: A surrender of a portion of the Account Value in exchange for a payment to the Owner in accordance with the terms of Section 10.

Planned Periodic Premium: The Premium amount specified as such in Section 1.

Policy: This life insurance contract, including the attached copy of the Application and any attached copies of supplemental applications for increases in the face amount.

Policy Debt: The principal amount of any outstanding loan against this Policy, plus accrued but unpaid interest on such loan.

Policy Month: A policy month is a one-month period commencing on the Issue Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

Policy Proceeds: The amount determined in accordance with the terms of this Policy which is payable at the death of the Insured. This amount is the Death Benefit as described in Section 8, decreased by the amount of any outstanding Policy Debt, and increased by the amounts payable under any supplemental benefits.

Policy Year: A Policy Year is a one-year period commencing on the Issue Date or any Anniversary and ending on the next Anniversary.

Premium: An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by this Policy.

Sales Load Refund at Surrender: The portion of any Premium paid in the Policy Year of surrender which is refunded upon Surrender in the first three Policy Years, determined in the manner specified in Section 1.

Specified Face Amount: The amount of life insurance coverage under the Policy. See Section 1.

Sub-Accounts: Sub-accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You.

Target Premium: The amount of Premium specified as such in Section 1. The sales load deduction and the Sales Load Refund at Surrender vary depending on whether Premiums paid in the given Policy Year are below or above the Target Premium.

Total Face Amount: The Specified Face Amount plus Additional Protection Benefit Face Amount. See Section 1.

Unit: A unit of measurement that We use to calculate the value of each Sub-Account.

Unit Value: The value of each Unit of assets in a Sub-Account.

Valuation Date: Any day that benefits vary and on which the New York Stock Exchange, We, and the relevant Fund are open for business. A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission Rules and Regulations.

Valuation Period: The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

Variable Account: A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company as specified in Section 1.

We, Our and Us: Sun Life Insurance and Annuity Company of New York

You and Your: In this Policy, You and Your refer to the Owner of this Policy. In the Application, You and Your refer to the proposed Insured.

4. GENERAL PROVISIONS

Entire Contract. Your entire contract with Us consists of this Policy, including the attached copy of the Application, any attached copies of supplemental applications for increases in the Total Face Amount, any riders and any endorsements. All statements made in the Application or in a supplemental application are representations and not warranties. We relied and will rely on these statements when approving the issuance of this Policy, increase in Total Face Amount, increase in Death Benefit over Premium paid, reinstatement, or change in Death Benefit Option of this Policy. No statement can be used by Us in defense of a claim unless the statement was made in the Application or in a supplemental application and was a material misrepresentation. Any illustrations prepared in connection with this Policy do not form a part of Our contract with You and are intended solely to provide information about possible future performance, based solely upon data available at the time such illustrations are prepared.

Alteration. Sales Representatives do not have the authority to either alter or modify this Policy or to waive any of its provisions. The only persons with this authority are Our president, actuary, secretary, or one of Our vice presidents.

Modification. Upon notice to You, We may modify this Policy if such modification (1) is necessary to make this Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of this Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes or otherwise changes Sub-Account options. We also reserve the right to modify certain provisions of this Policy as stated in those provisions. In the event of any such modification, We may make appropriate amendment to this Policy to reflect such modification.

Assignments. During the lifetime of the Insured, You may assign all or some of Your rights under this Policy. All Assignments must be filed at Our Principal Office and must be in written form satisfactory to Us. The Assignment will then be effective as of the date You signed the form, subject to any action taken before it was received by Us at Our Principal Office. We are not responsible for the validity or legal effect of any Assignment.

Nonparticipating. This Policy does not pay dividends.

Misstatement of Age or Sex. If the age or sex of the Insured is stated incorrectly in the Application, the amounts payable by Us will be adjusted as follows:

  Misstatement discovered at death: The Death Benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex.
  Misstatement discovered prior to death: The Account Value will be recalculated from the Issue Date using the Monthly Cost of Insurance Rates based on the correct age or sex.

.

Suicide. If the Insured commits suicide within two years after the Issue Date, We will not pay any part of the Policy Proceeds. We will refund to You the Premiums paid, less the amount of any Policy Debt and less any Partial Surrenders.

Incontestability. After this Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9 However, any increase in the Total Face Amount which is effective after the Issue Date will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the Effective Date of Coverage of such increase. Any increase in Death Benefit over Premium paid or increase in Death Benefit due to a Death Benefit Option change will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the date of the increase. Further, any reinstatement will be incontestable after the reinstated policy has been in force during the lifetime of the Insured for two years from the effective date of reinstatement. Contestability will be based only on material misrepresentations made in the application(s).

Report to Owner. We will send You a report at least once each Policy Year. The report will show current Policy values, Premiums paid, and deductions made since the last report. It will also show the balance of any outstanding Policy loans and accrued interest on such loans. There is no charge for this report.

Illustrations. Upon request, We will provide You with an illustration of future Account Value and Death Benefits. This illustration will be furnished to You for a nominal fee not to exceed $25.

Important Notice About this Policy After Age 100. This Policy may not qualify as life insurance after the Insured attains age 100 and may therefore be subject to adverse tax consequences. Please consult a tax advisor before deciding to continue this Policy after the Insured's age 100.

Policy loans and repayment of Policy loans (see Section 10) partial withdrawals (see Section 10) and transfers (see Section 6) are permitted after the Insured attains age 100. The fact that the Insured has attained age 100 will not in itself adversely affect Your rights under this Policy as regards Policy loans and their repayment, partial withdrawals and transfers.

Claims of Creditors. The Policy Proceeds will be exempt from the claims of creditors to the extent permitted by the laws of the jurisdiction in which this Policy was delivered.

5. RIGHTS OF OWNERS AND BENEFICIARIES

Rights of Owner. While the Insured is alive, unless You have assigned any of these rights, You may:

. transfer ownership to a new Owner;

. name a contingent Owner who will automatically become the Owner of the Policy if You die before the Insured;

. change or revoke a contingent Owner;

. change or revoke a Beneficiary;

. exercise all other rights in this Policy;

. increase or decrease the Specified Face Amount, subject to the other Provisions of this Policy;

. change the Death Benefit Option, subject to the Changes in the Death Benefit Option Provisions of Section 8 of this Policy.

When You transfer Your rights to a new Owner, You automatically revoke any prior contingent Owner designation. When You want to change or revoke a prior Beneficiary designation, You have to specify that action. You do not affect a prior Beneficiary when You merely transfer ownership, or change or revoke a contingent Owner designation.

Procedure. You do not need the consent of a Beneficiary or a contingent Owner in order to exercise any of Your rights. However, You must give Us written notice of the requested action. The request must be filed at Our Service Center and must be in written form satisfactory to Us. Your request will then, except as otherwise specified herein, be effective as of the date You signed the form, subject to any action taken before it was received by Us at Our Principal Office.

Rights of Beneficiary. The Beneficiary has no rights in this Policy until the death of the Insured. If a Beneficiary is alive at that time, the Beneficiary will be entitled to payment of the Policy Proceeds as they become due.

6. THE VARIABLE ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets. We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under this Policy, including the promise to make all benefit payments, are Our general corporate obligations.

At Our election, and subject to any necessary vote by those having voting rights, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940. It may be registered under the Investment Company Act of 1940 or deregistered in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, We may make appropriate amendment to the contract to reflect the change and take such other action as may be necessary and appropriate to effect the change.

Sub-Accounts. The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account corresponds to an investment choice described in Section 1. Each Sub-Account invests exclusively in a different investment portfolio. Income, gains and losses, whether or not realized, from the assets of each Sub-Account are credited or charged against that Sub-Account without regard to income, gains or losses in other Sub-Accounts of the Variable Account. All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate. Deductions and surrenders from the Variable Account will, in effect, be made by redeeming the number of Fund shares at net asset value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times. The assets of the Variable Account are valued at least as often as any Policy benefits vary, but at least monthly.

Addition, Deletion or Substitution of Investments. Shares of any or all of the portfolios may not always be available for purchase by the Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate. In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for Portfolio shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that these substitutions have been approved by the Securities and Exchange Commission. In addition, the investment policies of the Sub-Accounts will not be changed without the approval of the Superintendent of Insurance of the State of New York. We also reserve the right to eliminate or combine existing Sub-Accounts or to transfer assets between Sub-Accounts. In the event of any substitution or other act pursuant to this provision, We may make appropriate amendment to this Policy to reflect the substitution.

Transfers Between Sub-Accounts. Subject to Our rules as they may exist from time to time and to any limits that may be imposed by the Funds, including those set forth in Section 1, You may at any time transfer to another Sub-Account all or a portion of the Account Value allocated to a Sub-Account. We will make transfers pursuant to an authorized request received at our Principal Office.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Sub-Account's value from which the transfer will be made. If You request a transfer based on a specified percentage of the Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Sub-Account's value at the time the request is received.

Transfer privileges are subject to Our consent. We reserve the right to impose limitations on transfers, including, but not limited to: (1) the minimum amount that may be transferred; and (2) the minimum amount that may remain in a Sub-Account following a transfer from that Sub-Account.

7. PREMIUMS

All Premium payments are payable to Us, and should be mailed to Our Principal Office.

Planned Periodic Premiums. While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our Premium limits. Except as otherwise provided herein, the billing period must be annual or semi-annual. We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below. However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits, and You may skip a planned payment or make unscheduled payments. You may change Your planned payment schedule or the billing period, subject to Our approval. Depending on the investment performance of the Sub-Accounts You select, the planned periodic Premium may not be sufficient to keep this Policy in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of Your Policy. We will suspend reminder notices at Your written request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period). We will notify You prior to suspending reminder notices.

Premium. We reserve the right to limit the number of Premium payments We accept on an annual basis. No Premium payment may be less than $100 without Our consent, although We will accept a smaller Premium payment if it is necessary to keep Your Policy in force. We reserve the right not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received. Evidence of insurability satisfactory to Us may be required before We accept such a Premium.

If the Death Benefit Compliance Test You have specified is the Guideline Premium Test, We will not accept Premium payments that would, in Our opinion, cause the Policy to fail to qualify as life insurance under that test. Maximum Premium limits for each year (based on reasonable industry interpretations) will be shown in Your annual report. If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits, and will refund the remainder to You.

We will also not accept any Premium payments made after the Anniversary on which the Insured is Attained Age 100, except as needed to keep this Policy from lapsing.

Net Premiums. The Net Premium is the amount You pay as the Premium less the Expense Charges Applied to Premium. The Expense Charges Applied to Premium are the sum of (1), (2) and (3) where (1) equals the premium tax percentage applied to all Premium, (2) equals the DAC tax percentage applied to all Premium, and (3) equals the sales load percentages applied to the appropriate amount of Premium paid during the Policy Year. The DAC tax and premium tax will be determined by Us from time to time based on Our expectations of future federal, state and local taxes. However, the DAC tax and premium tax will not be greater than that specified in Section 1. The sales load percentages are specified in Section 1.

Allocation of Net Premium. Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You, subject to special provisions applicable during the Free Look Period. For any Premium received during the Free Look Period, We will allocate the Net Premium to the Sub-Account that invests exclusively in shares of the money market Portfolio. Account Value in the money market Sub-Account will be transferred to the Sub-Accounts in accordance with the allocation percentages specified by You when this period expires. While there are no limitations concerning the number of Sub-Accounts to which Net Premium may be allocated, We reserve the right to impose minimum allocation amounts, as determined by the Fund, for any or all Sub-Accounts.

You may change the allocation percentages at any time pursuant to a request submitted to Our Principal Office in a form acceptable to Us.

An allocation change will be effective as of the date We receive the request for that change provided that it is received on a Valuation Day before the close of the New York Stock Exchange. If a request is received on a day that is not a Valuation Day or after the close of the New York Stock Exchange on a Valuation Day it will become effective on the next Valuation Day.

Modified Endowment Contract. At the time a Premium is received that would, in Our opinion, cause the Policy to become a modified endowment contract based on reasonable industry interpretations of Section 7702A of the Internal Revenue Code, We will so notify You and will not credit the Premium unless We have received specific instructions from You to do so. If such instructions are not received within 24 hours of the date we send You notification, the Premium will be immediately returned to You.

8. DEATH BENEFIT

Death Benefit Compliance Test. The Death Benefit Compliance Test, as specified by You in the Application, is either The Cash Value Accumulation Test or The Guideline Premium Test, as shown in Section 1. The choice You make determines the Death Benefit Percentages as shown in Section 2. Once selected, this test may not be changed to another test.

Death Benefit and Death Benefit Option. Prior to the Insured's Attained Age 100, the Death Benefit depends upon the Death Benefit Option in effect at that time. The Death Benefit Option in effect on the Issue Date is specified in Section 1. The two options are:

Option A - Specified Face Amount. The Base Death Benefit is the greater of the Specified Face Amount, or the Account Value multiplied by the applicable Death Benefit Percentage.

Option B - Specified Face Amount plus Account Value. The Base Death Benefit is the greater of the Specified Face Amount plus the Account Value, or the Account Value multiplied by the applicable Death Benefit Percentage. Option B is not available if the Death Benefit Compliance Test specified in Section 1 is The Cash Value Accumulation Test.

The APB Death Benefit is the greater of zero or the result of the APB Face Amount minus the excess, if any, of the Base Death Benefit over:

    the Specified Face Amount if Option A
    the Specified Face Amount plus Account Value if Option B or

Death Benefit equals the sum of the Base Death Benefit and the APB Death Benefit.

At any time the Death Benefit is defined as the Account Value multiplied by the applicable Death Benefit Percentage, and the Death Benefit less the Account Value exceeds the Total Face Amount specified in Section 1, We reserve the right to distribute Account Value to You as a Partial Surrender to the extent necessary so that the Death Benefit less the Account Value equals the Total Face Amount. You will not have the option of providing evidence of insurability to maintain Your level of Death Benefit.

After the Insured's Attained Age 100, the Death Benefit will be equal to the Account Value.

The Policy Proceeds will be paid as they become due upon the death of the Insured. We will make payment when We receive Due Proof of that death. The Death Benefit used to determine Policy Proceeds is based on the Specified Face Amount and Account Value in effect on the date of death.

The APB is shown in Section 1. The APB will terminate at the earliest of the following dates:

a. receipt of Your written request for termination,

b. lapse of this Policy because of Insufficient Value,

c. the Insured's Attained Age 100 or

d. termination of this Policy.

Changes in Specified Face Amount and APB. You may change the Specified Face Amount or APB Face Amount. You must send Your request for a change to Our Principal Office, in writing. If We approve the changes, each such change will be effective on the Effective Date of Coverage for change.

Decreases in Specified Face Amount and APB. The Specified Face Amount may not decrease to less than the Minimum Specified Face Amount specified in Section 1. A decrease in Specified Face Amount or APB Face Amount may not decrease this Policy's Total Face Amount to an amount less than the Minimum Total Face Amount specified in Section 1. A decrease in Specified Face Amount or APB Face Amount will be applied in the following order:

• first, to the most recent increase, either Specified Face Amount or APB Face Amount, if any,

whichever is most recent. If issued at the same time, APB first;

• second, to the next most recent increases, either Specified Face Amount or APB Face Amount, if any, in reverse chronological order. If issued at the same time, APB first;

• third, to the initial APB Face Amount, if any; and

• finally, to the initial Specified Face Amount

Increases in Specified Face Amount and APB. An increase in the Specified Face Amount or APB Face Amount is subject to Our underwriting rules in effect at the time of the increase. You may be required to submit evidence of the Insured's insurability satisfactory to Us.

Changes in the Death Benefit Option. You may change the Death Benefit Option if the Death Benefit Compliance Test specified in Section 1 is the Guideline Premium Test. You may not change the Death Benefit Option if the Death Benefit Compliance Test specified in Section 1 is the Cash Value Accumulation Test. Changes in the Death Benefit Option are subject to Our underwriting rules in effect at the time of change. You will be required to submit evidence of insurability if, at the time of a death benefit option change, the subsequent net amount at risks are increased. Otherwise, a change in death benefit option is not subject to evidence of insurability. Requests for a change in the Death Benefit Option must be made in writing to Our Service Office. The effective date of the change will be the Policy Anniversary on or next following the date of receipt of Your request.

If the Death Benefit Option change is from Option B to Option A, the Specified Face Amount will be increased by the Account Value. If the Death Benefit Option change is from Option A to Option B, the Specified Face Amount will be reduced by the Account Value. In either case, the amount of the Death Benefit at the time of change will not be altered, but the change in Death Benefit Option will affect the determination of the Death Benefit from that point on.

9. ACCOUNT VALUE

Account Value. The Account Value is the sum of the amounts in each Sub-Account of the Variable Account with respect to the Policy, plus the amount of the Loan Account. The Account Value varies depending upon the Premiums paid, Expense Charges Applied to Premium, Mortality and Expense Risk Percentage deductions, Monthly Expense Charges, Monthly Cost of Insurance charges, Policy loans and loan repayments, Partial Surrenders, fees, and the Net Investment Factor for the Sub-Accounts to which Your Account Value is allocated.

We measure the amounts in the Sub-Accounts in terms of Units and Unit Values. On any given date, the amount You have in a Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Sub-Account. Amounts allocated to a Sub-Account will be used to purchase Units of that Sub-Account. Units are redeemed when You make Partial Surrenders, undertake Policy loans or transfer amounts from a Sub-Account, and for payment of the mortality and expense risk charge, the Monthly Expense Charge, and the Monthly Cost of Insurance charge. The number of Units of each Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Sub-Account. The Unit Value for each Sub-Account is established at $10.00 for the first Valuation Date. The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below). The Unit Value of a Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable written request is received at Our Principal Office. If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

Account Value in the Sub-Accounts. The Account Value attributable to each Sub-Account of the Variable Account on the Investment Start Date equals:

. that portion of Net Premium received and allocated to the Sub-Account, less

. the Monthly Expense Charges due on the Issue Date and subsequent Monthly Anniversary Days through the Investment Start Date, less

. the Monthly Cost of Insurance deductions due from the Issue Date through the Investment Start Date.

The Account Value attributable to each Sub-Account of the Variable Account on subsequent Valuation Dates is equal to:

. the Account Value attributable to the Sub-Account on the preceding Valuation Date multiplied by that Sub-Account's Net Investment Factor, less the Daily Risk Percentage multiplied by the number of days in the Valuation Period multiplied by the Account Value in the Sub-Account, plus

. that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

. any amounts transferred by You to the Sub-Account from another Sub-Account during the current Valuation Period, plus

. that portion of any loan repayment allocated to the Sub-Account during the current Valuation Period, plus

. that portion of any interest credited on the Loan Account which is allocated to the Sub-Account during the current Valuation Period, less

. any amounts transferred by You from the Sub-Account to another Sub-Account during the current Valuation Period, less

. that portion of any Partial Surrenders deducted from the Sub-Account during the current Valuation Period, less

. that portion of any Policy loan transferred from the Sub-Account to the Loan Account during the current Valuation Period, less

. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Expense Charge for the Policy Month just beginning charged to the Sub-Account, less

. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance for the Policy Month just ending charged to the Sub-Account, less

. if You Surrender during the current Valuation Period, that portion of the pro-rata Monthly Cost of Insurance for the Policy Month charged to the Sub-Account.

Net Investment Factor. The Net Investment Factor for each Sub-Account for any Valuation Period is determined by dividing (1) by (2) where:

(1) is the net result of:

(I) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

(II) the per share amount of any dividend or other distribution declared on Fund shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

(III) a per share credit or charge with respect to any taxes reserved for by the Company, or paid by the Company if not previously reserved for, during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account; and

(2) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period.

Loan Account. The Loan Account is an account established for this Policy, the value of which is the principal amount of any outstanding Policy loan against this Policy, plus credited interest thereon.

The Account Value in the Loan Account is zero on the Investment Start Date.

The Account Value in the Loan Account on any day after the Investment Start Date equals:

. the Account Value in the Loan Account on the preceding day credited with interest at the Interest Credited on Loan Account rate specified in Section 1, plus

. any amount transferred from Sub-Accounts to the Loan Account for Policy loans requested on that day, less

. any loan repayments made on that day, less

. if that day is a Policy Anniversary, any amount transferred to the Sub-Accounts by which the Account Value in the Loan Account exceeds the outstanding Policy loan.

Daily Risk Percentage. The Daily Risk Percentage will be determined by Us from time to time based on Our expectations of future interest, mortality experience, persistency, expenses and taxes. However, the Daily Risk Percentage will not be greater than that specified in Section 1.

Monthly Expense Charge. The Monthly Expense Charge will be determined by Us from time to time based on Our expectations of future expenses. However, the Monthly Expense Charge will not be greater than that shown in Section 1. The Monthly Expense Charge deduction will be allocated among Sub-Accounts in the same proportion that the Account Value attributable to each Sub-Account bears to the aggregate Account Value of all Sub-Accounts immediately prior to the deduction.

Monthly Cost of Insurance. We deduct a Monthly Cost of Insurance charge from Your Account Value to cover anticipated costs of providing insurance coverage. This charge is made, in arrears, at the end of each Policy Month. If You Surrender this Policy on any day other than a Monthly Anniversary Day, a pro-rata charge will be made. The Monthly Cost of Insurance deduction will be allocated among the Sub-Accounts in the same proportion that the Account Value in each Sub-Account bears to the total Account Value less the Loan Account immediately prior to the deduction.

The Monthly Cost of Insurance equals the sum of (1), (2) (3), and (4) where

(1) is the Specified Face Amount Monthly Cost of Insurance Rate (described below) multiplied by the net amount at risk divided by 1,000. The net amount at risk equals the Base Death Benefit at the end of the Policy Month before the deduction of the Monthly Cost of Insurance less the Account Value at the end of the Policy Month before the deduction of the Monthly Cost of Insurance;

(2) is the APB Face Amount Monthly Cost of Insurance Rate (described below) multiplied by the net amount at risk divided by 1,000. The net amount at risk equals the APB Death Benefit at the end of the Policy Month before the deduction of the Monthly Cost of Insurance

(3) is the monthly rider cost for any riders which are a part of this Policy (with the monthly rider cost as described in the rider itself); and

(4) is any Flat Extra specified in Section 1 of this Policy, times the Total Face Amount divided by 1000.

The Account Value deduction occurs first to the initial Total Face Amount and second to successive increases.

The cost of insurance deductions described above are determined separately for the initial Specified Face Amount and the APB Face Amount and each increase in Specified Face Amount or APB Face Amount.

Monthly Cost of Insurance Rates. The Monthly Cost of Insurance Rates are based on the length of time this Policy has been in force and the Insured's Sex (in the case of Non-Unisex Policies), Issue Age, Class and table rating, if any. The Monthly Cost of Insurance Rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality, persistency, interest rates, expenses and taxes. However, the Monthly Cost of Insurance Rates for the Specified Face Amount and APB Face Amount will not be greater than those shown in Section 2.

Basis of Computation. Guaranteed Maximum Monthly Cost of Insurance Rates are based on the 1980 Commissioner's Standard Ordinary Mortality Table A for Male Policies and Table G for Female Policies. We have filed a detailed statement of Our methods for computing Account Value with the insurance department in the jurisdiction where this Policy was delivered.

Insufficient Value. If on a Valuation Date the Account Value less the outstanding Policy Debt is less than or equal to zero, then this Policy will terminate for no value, subject to the Grace Period provision.

Grace Period. If, on a Valuation Date, this Policy will terminate by reason of insufficient value, We will allow a grace period. This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to keep this Policy in force for three months. These deductions include the Monthly Cost of Insurance and the Monthly Expense Charge. Notice of Premium due will be mailed to Your last known address or the last known address of any assignee of record within 30 days after that Valuation Date. We will assume that Your last known address is the address shown on the Application (or notice of assignment), unless We receive written notice of a change in address in a form satisfactory to Us. If the Premium due is not paid within 61 days after the beginning of the Grace Period, then this Policy and all rights to benefits will terminate without value at the end of the 61 day period. This Policy will continue to remain in force during this Grace Period. If the Policy Proceeds become payable by Us during the Grace Period, then any overdue Monthly Cost of Insurance and Monthly Expense Charge will be deducted from the amount payable by Us.

Splitting Units. We reserve the right to split or combine the value of Units. In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Policy.

Account Value after Attained Age 100. If this Policy is in force beyond the Insured's Attained Age 100, the Account Value of this Policy will be determined in the same manner as it was prior to the Insured's Attained Age 100, except that we will not deduct for Monthly Cost of Insurance charges. We will not accept any more Premium payments after the Insured's Attained Age 100.

10. POLICY BENEFITS

Benefits at Death. The Policy Proceeds will be paid as they become due upon the death of the Insured while this Policy is inforce, in accordance with Section 8. Payment will include interest on the Policy Proceeds at the rate required by applicable law from the date of death until the date of payment.

Cash Surrender Value. The Cash Surrender Value is the Account Value decreased by the balance of any outstanding Policy Debt, increased by the Sales Load Refund at Surrender described in Section 1.

Surrender. You may Surrender this Policy for the Cash Surrender Value at any time.

Partial Surrender. You may make a Partial Surrender of this Policy once each Policy Year after the first Policy Year by written request to Our Service Center. The maximum amount of any Partial Surrender is the Account Value decreased by the balance of any outstanding Policy Debt. Unless You provide evidence satisfactory to Us that the Insured is still insurable, the Total Face Amount will be reduced to the extent necessary so that (1) does not exceed (2) where

(1) is the Death Benefit increased by the amounts payable under supplemental benefits less the Account Value immediately after the Partial Surrender; and

(2) is the Death Benefit increased by the amounts payable under supplemental benefits less the Account Value immediately before the Partial Surrender.

If You provide such evidence, You will have the option of keeping the Death Benefit equal to what it was immediately prior to the Partial Surrender. The Specified Face Amount remaining in force after the Partial Surrender must be no lower than the Minimum Specified Face Amount shown in Section 1. A Partial Surrender may not decrease this Policy's Total Face Amount shown in Section 1 to an amount less than the Minimum Total Face Amount shown in Section 1.

Allocation of Partial Surrender. You may allocate the Partial Surrender among the Sub-Accounts of the Variable Account. If You do not specify the allocation, then the Partial Surrender will be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the aggregate Account Value of all Sub-Accounts on the date of the Partial Surrender.

Policy Loan. You may request a Policy loan of up to 90% of this Policy's Account Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made. Account Value equal to the Policy loan will be transferred from the Sub-Accounts to the Loan Account on the date the Policy loan is made. You may allocate the Policy loan among the Sub-Accounts. If You do not specify the allocation, then the Policy loan shall be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the aggregate Account Value of all Sub-Accounts immediately prior to the loan.

Interest on the Policy loan will accrue daily at the policy loan interest rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Policy Anniversary. Any unpaid interest will be added to the principal amount as an additional Policy loan and will bear interest at the same rate and in the same manner as the prior Policy loan.

All funds We receive from You will be credited to Your Policy as Premium unless We have received written notice, in form satisfactory to Us, that the funds are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. We will accept repayment of any Policy loan at any time while this Policy is in force. The amount of the loan repayment up to the outstanding balance of the Policy loan will be transferred from the Loan Account to the Sub-Accounts. You may allocate the loan repayment among the Sub-Accounts. If You do not specify the allocation, then the loan repayment shall be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the total Account Value less the Loan Account immediately prior to the loan repayment.

Deferral of Payment. We will usually pay any amount due from the Variable Account within seven days after the Valuation Date following Our receipt of written notice giving rise to such payment or, in the case of death of the Insured, Due Proof of such death. Any special conditions that apply to a Sub-Account are specified in the description of the Sub-Account in Section 1. Payment of any amount payable from the Variable Account on death, Surrender, Partial Surrender, or Policy loan may be postponed whenever:

. the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted,

. the Securities and Exchange Commission, by order, permits postponement for the protection of Policy Owners, or

. an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

Termination. This Policy terminates on the earlier of the date We receive Your request to Surrender, the expiration date of the Grace Period due to insufficient value or the date of death of the Insured.

Reinstatement. Prior to the death of the Insured, this Policy may be reinstated provided this Policy has not been surrendered for the Cash Surrender Value, and provided that:

  You make Your reinstatement request within three years from the Policy termination date;
  You submit satisfactory evidence of the Insured's insurability to Us;
  You pay an amount sufficient to put the Policy in force.

An amount sufficient to put the Policy in force is not less than:

  the Monthly Deductions which were overdue at the end of the grace period; plus any excess of the Policy Debt over the Account Value at the end of the grace period; plus three times the Monthly Cost of Insurance deductions applicable at the date of reinstatement; plus

4. three times the Monthly Expense Charge.

The Specified Face Amount and the APB Face Amount of the reinstated policy cannot exceed the Specified Face Amount and the APB Face Amount at the time of termination. The Account Value on the Policy reinstatement date will reflect:

  the Account Value at the time of termination; plus
  the Net Premium attributable to Premiums paid to reinstate the Policy; less the monthly deductions which were overdue at the end of the grace period; less any excess of the Policy Debt over the Account Value at the end of the grace period; less the Monthly Expense Charge; less
  the monthly mortality and expense risk charge; less
  the Monthly Cost of Insurance deduction applicable on the date of reinstatement.

The effective date of reinstatement will be the Monthly Anniversary Date that falls on or next allows the date We approve Your request.

Any Policy Debt at the time of termination must be repaid or carried over to the reinstated Policy.

RIDERS AND ENDORSEMENTS

APPLICATION

SUN LIFE INSURANCE AND ANNUITY COMPANY

OF NEW YORK

Flexible Premium Variable Universal Life Insurance Policy

Nonparticipating